Exhibit 8.1

July 12, 2005	Mayer, Brown, Rowe & Maw LLP
350 South Grand Avenue
25th Floor
Los Angeles, California 90071-1503

Main Tel (213) 229-9500
Main Fax (213) 625-0248
www.mayerbrownrowe.com

Nissan Master Owner Trust Receivables
Nissan Wholesale Receivables Corporation II
990 West 190th Street
Torrance, California 90502

Re:	Nissan Master Owner Trust Receivables
Nissan Wholesale Receivables Corporation II
Amendment No. 1 to Registration Statement for
Nos. 333-105666 and 333-105666-01

Ladies and Gentlemen:

     We have acted as special counsel to Nissan Motor Acceptance Corporation (“NMAC”), a California corporation, Nissan Wholesale Receivables Corporation II (“NWRC II”), a Delaware corporation and a wholly-owned limited purpose subsidiary of NMAC, and Nissan Master Owner Trust Receivables (“NMOTR”, or the “Issuer”), a Delaware statutory trust, all of the beneficial ownership of which initially is owned by NWRC II, in connection with the proposed issuance of $2,000,000,000 aggregate principal amount of asset-backed notes (the “Notes”) to be offered pursuant to the above-referenced registration statement on Form S-3 (such registration statement as amended, the “Registration Statement”) relating to the Notes. The Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder. The Notes will be issued under and pursuant to the indenture and indenture supplement for each series, each between the Issuer and the Indenture Trustee (as defined therein). The indenture, the indenture supplement and the trust agreement in the forms filed with the Securities and Exchange Commission on September 16, 2003, as exhibits to Amendment No. 1 to the Registration Statement for Registration Nos. 333-105666 and 333-105666-01, are herein referred to as the “Indenture”, the “Indenture Supplement” and the “Trust Agreement”, respectively.

     We hereby confirm that the statements set forth in the Prospectus forming part of the Registration Statement under the headings “Summary of Terms – Tax Matters” and “Material Federal Income Tax Consequences”, and in the form of the Prospectus Supplement under the headings “Summary – Tax Matters” and “Material Federal Income Tax Consequences”, which statements have been examined or prepared by us, to the extent that they constitute matters of law or legal conclusions with respect thereto relating to federal tax matters, are correct in all material respects, and we hereby confirm and adopt the opinions set forth therein.

     The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.

Very truly yours,
/s/ MAYER, BROWN, ROWE & MAW LLP